Exhibit 99.1

AGREEMENT OF JOINT FILING

OF SCHEDULE 13D AND ALL FUTURE AMENDMENTS TO

SCHEDULE 13D

(TCW Star Direct Lending LLC)

Each of the undersigned hereby agrees to file jointly the Statement on Schedule 13D to which this Agreement is attached, and any amendments to the Statement on Schedule 13D (the “Schedule 13D”) with respect to the Common Limited Liability Company Units of TCW Star Direct Lending LLC which may be deemed necessary, pursuant to Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

It is understood and agreed that each of the parties hereto is responsible for the timely filing of such statement and any future amendments to the Schedule 13D, and for the completeness and accuracy of the information concerning such party contained therein, but such party is not responsible for the completeness or accuracy of information concerning any other party unless such party knows or has reason to believe that such information is inaccurate.

It is understood and agreed that a copy of this Agreement shall be attached as an exhibit to the Statement on the Schedule 13D, and any future amendments to the Schedule 13D, filed on behalf of each of the parties hereto.

This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same Agreement.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of September 23, 2022.

NLGI US PRIVATE DEBT FUND II
By: MUFG FUND SERVICES (CAYMAN) LIMITED acting solely in its capacity as trustee of the NLGI US Private Debt Fund II

By:	/s/ Carla Drysdale
Its:	Authorized Signatory

By:	/s/ Anneka Bavalia
Its:	Authorized Signatory

NIPPON LIFE GLOBAL INVESTORS AMERICAS, INC.

By:	/s/ Masato Nakamura
Its:	Executive Vice President and Chief Compliance Officer

NIPPON LIFE INSURANCE COMPANY

By:	/s/ Hironao Kunita
Its:	General Manager

TAIJU LIFE INSURANCE COMPANY LIMITED

By:	/s/ Etsuo Suzuki
Its:	Chief Portfolio Manager